Exhibit 5(b)



                         SHAW PITTMAN POTTS & TROWBRIDGE
               (a partnership including professional corporations)
                               2300 N Street, N.W.
                               Washington, D.C. 20037
                                 (202) 663-8000



                                 August 18, 1997


Snyder Communications, Inc.
6903 Rockledge Drive
15th Floor
Bethesda, Maryland 20817

Ladies and Gentlemen:

        We have acted as counsel for Snyder Communications, Inc., a Delaware corporation (the "Company"), in connection with the registration of 1,100,000 shares (the "Shares") of the Company's common stock, par value $.001 per share (the "Common Stock"), pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), which are available for purchase under the Snyder Communications, Inc. 1996 Stock Incentive Plan, as amended (the "Plan").

        Based upon our examination of the originals or copies of such documents, corporate records, certificates of officers of the Company and such other instruments as we have deemed necessary, and upon the laws as presently in effect, we are of the opinion that the Shares of Common Stock have been duly authorized for issuance by the Company and, upon issuance and delivery in accordance with the terms of the Plan, will be fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                    Sincerely,

                                    /s/ SHAW, PITTMAN, POTTS & TROWBRIDGE
                                    Shaw, Pittman, Potts & Trowbridge